                                                                    EXHIBIT 12.1

                       SERVICE CORPORATION INTERNATIONAL

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                 TWELVE MONTHS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
                                                              (THOUSANDS, EXCEPT RATIO
                                                                      AMOUNTS)
Pretax loss from continuing operations......................   $(535,428)    $(516,978)
Undistributed income of less than 50% owned equity
  investees.................................................        (939)       (2,510)
Minority interest in income of majority owned subsidiaries
  with fixed charges........................................        (799)          408
Add fixed charges as adjusted (from below)..................     242,628       319,637
                                                               ---------     ---------
                                                               $(294,538)    $(199,443)
                                                               ---------     ---------
Fixed charges:
Interest expense:
     Corporate..............................................   $ 205,520     $ 275,156
     Financial services.....................................          --         8,833
     Capitalized............................................          --             1
     Amortization of debt costs.............................       6,106         6,392
1/3 of rental expense.......................................      31,002        29,256
                                                               ---------     ---------
Fixed charges...............................................     242,628       319,638
Less: Capitalized interest..................................          --            (1)
                                                               ---------     ---------
Fixed charges as adjusted...................................   $ 242,628     $ 319,637
                                                               =========     =========
Ratio (earnings divided by fixed charges)...................       (1.21)        (0.62)
                                                               =========     =========

     Excluding restructuring and non-recurring charges, the ratio of earnings to fixed charges would have been 1.44 and 0.82 for the twelve months ended December 31, 2001 and 2000, respectively.